EXHIBIT 10.1
AMENDMENT
TO
AMENDED AND RESTATED GAS GATHERING AGREEMENT

This Amendment (the “Amendment”) is effective as of February 1, 2016, between SM Energy Company (“Producer”) and ETC Field Services LLC (“Gatherer”, and successor by name change to Regency Field Services LLC).

WHEREAS, Producer and Gatherer (the “Parties”) are parties to that certain Amended and Restated Gas Gathering Agreement dated May 31, 2011 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	Exhibit “A-1” to the Agreement is hereby deleted and replaced in its entirety by the Exhibit “A-1” attached to this Amendment.

2.
Effective as of the In-Service Date (defined below), Exhibit “C, Revision 1” (and any other previous versions of Exhibit C) to the Agreement is hereby deleted and replaced in its entirety by the Exhibit “C, Revision 2” attached to this Amendment.

3.	In Article III, System Facilities, of the Agreement, a new Section 10 is added, as follows:

10.    Gathering System Modification Project. Gatherer shall design and construct the facilities to add additional dehydration capacity at the Boldt Ranch Delivery Point and the G6 Export Site Delivery Point collectively, the “Dehy Facilities”).

Facilities. At the Boldt Ranch Delivery Point, Gatherer shall add one 100 MMcf/d dehydration unit to increase the capacity of that Delivery Point to 350 MMcf/d. At or near Latitude 28.032066°and Longitude -99.707346°, Gatherer shall construct and install a new Delivery Point (the “G6 Export Site Delivery Point”), with the capacity to deliver 100 MMcf/d of Gas, including two phase separation and a dehydration unit capable of throughput rates of 100 MMcf/d.

Producer shall cause to be installed the necessary flow control valves and meters at the expanded Boldt Ranch and the new G6 Export Site Delivery Points. The first Day of the first Month following the date all of the Dehy Facilities are completed and ready to be placed in commercial service and are fully operational shall be the “In-Service Date” hereunder; provided, however, such date shall not be dependent upon installation of any necessary flow control valves, pumps, meters or downstream pipelines at any Delivery Point. Subject to Force Majeure, Gatherer shall cause the In-Service Date to occur on or before December 1, 2016.

In the event, other than due to Force Majeure, that Gatherer is unable to cause the In-Service Date to occur on or before December 1, 2016, then for each day until the In-Service Date occurs, Producer will be entitled to a credit (the “Delay Credit”) in an amount equal to (A) the volume of Gas (measured in MMBtus) curtailed as a result of the Dehy Facilities not being fully operational and placed in commercial service multiplied by (B) the EV Gathering Fee multiplied by (C) 50%. The Delay Credit will offset any fees or other costs owed to Gatherer by Producer for the Month(s) in which the Delay Credit occurs.

If Producer intends to enter into an agreement with any person or entity other than Gatherer to build, own or operate natural gas gathering or transportation facilities within the Dedicated Area for Gas produced from the Dedicated Area, or to gather or transport such Gas, Producer shall notify Gatherer in writing of the terms and conditions of such agreement, and Gatherer may elect to enter into such agreement with Producer in lieu of the third party, on substantially the same terms and conditions, by providing Producer with written notice of such election within thirty (30) Days of Gatherer’s receipt of Producer’s notice. If Gatherer so makes such election, then Producer and Gatherer shall enter into such agreement.

4.	In Article V, Compensation and Disposition, of the Agreement, a new Section 5 is added, as follows:

5.    Temporarily Increased Gathering Fee and Throughput Commitment.

Temporarily Increased Gathering Fee. For purposes of this Section 5, “Adder Volume” shall mean the first 277,650 MMBtu (approx. 225,000 Mcf) of Gas, if any, delivered to the Delivery Points each Day beginning with the In-Service Date. With respect to the Adder Volume each Day, in addition to the Gathering Fee, Producer shall pay Gatherer an additional fee of $0.035 per Delivery Point MMBtu (the “Temporary Adder”). The Temporary Adder shall be adjusted in accordance with the formula set forth in Article V, Section 2. The total Adder Volume delivered to the Delivery Points shall not exceed 506,988,900, MMBtu (approx. 411,000,000 Mcf). Upon receipt of such total Adder Volume, or payment of the monthly deficiency fee associated therewith, the Temporary Adder shall cease to be charged.

Volume Throughput Commitment. As consideration for construction of the Dehy Facilities, Producer agrees to tender quantities of Adder Volume each Month that at least equal the Monthly Throughput Commitment for such Month set forth below, and to make a payment to Gatherer after each Month (the “Monthly Shortfall Payment”) as set forth below if the Monthly Throughput Commitment is not met for such Month. For purposes of this paragraph and the formulas and paragraphs below, Month shall mean each calendar Month commencing on the later of (A) December 1, 2016 and (B) the In-Service Date.

Monthly Throughput Commitment: Shall equal 277,650 MMBtu multiplied by the number of Days in such calendar month

The Monthly Shortfall Payment shall be calculated as follows:

[((A – B)– C] x D = Monthly Shortfall Payment (in Dollars)

Where:

A = the Monthly Throughput Commitment (in MMBtu); and

B = the actual quantity (in MMBtu) of Adder Volume measured at the Delivery Points during the Month, if such amount was less than the Monthly Throughput Commitment; and

C = the quantity of credits (in MMBtu) applied to the Monthly Throughput Commitment pursuant to the paragraph of this Section 5 below concerning Gatherer’s failure to receive Gas volumes tendered by Producer; and

D = The Temporary Adder of $0.035 per MMBtu (as adjusted)

Gatherer shall invoice Producer for any Monthly Shortfall Payment no later than the end of the Month following that for which the Monthly Throughput Commitment applies. Payment shall be due in accordance with the payment terms hereof. The Parties agree that Producer’s obligation to tender the Monthly Throughput Commitment or to make any Monthly Shortfall Payment when due will not be excused for any reason, including, but not limited to, Force Majeure affecting any Well(s) or the failure or rescission of any Lease(s).

In determining whether any Monthly Throughput Commitment has been met, Producer shall receive a one (1) MMBtu credit against such Monthly Throughput Commitment for each one (1) MMBtu of Adder Volume Gas which Producer was ready and able to deliver hereunder in accordance with this Agreement during the applicable Month, but which Gatherer failed to receive for any reason other than Force Majeure. For purposes of this paragraph, determination of the quantity of Adder Volume Gas which Producer was ready and able to deliver hereunder shall be made by reference to the weighted average daily quantity of Adder Volume Gas (in MMBtu) delivered to the applicable Receipt Point(s) during the five (5) Days immediately preceding Gatherer’s failure to receive such Gas, assuming a weighted average volume allocation of Adder Volume Gas among all Receipt Points during such five (5) Day period. Notwithstanding anything to the contrary, the credit under this paragraph shall not apply to Connection Delays, delays in connection of an Offset Well that is not a DA Offset Well, or Gas not taken as a result of an Excess Pressure Event.

5.	In Article VI, Receipt and Delivery Pressures and Rate of Flow, of the Agreement, a new Section 4 is added, as follows:

4.    Tank Battery Suction Pressures. For no less than three years starting December 1, 2016, Gatherer shall maintain a pressure of 200 psig or less on the suction side of the compression facilities at each of the G13LT, G12LT, G10LT, G9LT, G8LT, G6LT, G5LT, G4LT, and G2LT Tank Batteries. If the actual operating pressure at the inlet control valve at such locations exceeds 200 psig (“Excess Suction Pressure”), and Producer gives Gatherer notice of same, then Gatherer shall promptly use reasonable efforts to reduce such pressure at such locations to a pressure at or below 200 psig within forty-eight (48) hours after delivery of such notice. If there is Excess Suction Pressure at a Tank

Battery as averaged over a period of fourteen (14) or more consecutive Days, excluding any Days during such fourteen (14) day period on which an event of Force Majeure caused, in whole or in part, such Excess Suction Pressure, and excluding the first two days of Excess Suction Pressure caused in whole or in part by the completion and connection of a Well upstream of the affected Tank Battery (an “Excess Suction Pressure Event”), then Producer shall provide gatherer with written notice containing the applicable dates of the Excess Suction Pressure Event, and Gatherer shall issue Producer an “Excess Suction Pressure Credit” calculated as follows:

(P x Q) = Excess Suction Pressure Credit

Where:

P = $0.10 per MMBtu; and

Q = the quantity of Gas (in MMBtu) delivered to the Tank Battery during all days of the Excess Suction Pressure Event plus the quantity of Gas (in MMBtu) delivered to the Tank Battery during a period immediately following the Excess Suction Pressure Event equal to the number of days of the Excess Suction Pressure Event.

The foregoing $0.10 per MMBtu credit rate will be annually adjusted as provided in Article V, Section 2.

6.	This Amendment supersedes, cancels and terminates that certain Amendment between the Parties dated September 1, 2015.

Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

The Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first set forth above.

ETC Field Services LLC                SM Energy Company
By: ETC Gas Services LP, its sole member
By: ETC OLP GP LLC, its general partner

By: /s/ Matt Ramsey                    By: /s/ Dave Whitcomb

Title: President and COO                Title: Vice President – Marketing